2

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2003

                                                REGISTRATION NO.  333-108191

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMENDMENT NO. 2 TO FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  I-TRAX, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                   ------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-3057155
                   ------------------------------------------
                      (I.R.S. Employer Identification No.)

                          ONE LOGAN SQUARE, SUITE 2615
                               130 N. 18TH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 557-7488
 -------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including are code, of registrant's principal executive offices)

                                 FRANK A. MARTIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  I-TRAX, INC.
                  ONE LOGAN SQUARE, SUITE 2615, 130 N. 18TH ST.
                             PHILADELPHIA, PA 19103
                               (215) 557-7488 x110
 -------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including are code, of agent for service)

                                   COPIES TO:

YURI ROZENFELD, ESQ.                    JUSTIN P. KLEIN, ESQ.
GENERAL COUNSEL                         GERALD GUARCINI, ESQ.
I-TRAX, INC.                            BALLARD SPAHR ANDREWS & INGERSOLL, LLP
ONE LOGAN SQUARE, SUITE 2615            1735 MARKET STREET, 51ST FLOOR
130 N. 18TH ST.                         PHILADELPHIA, PA  19103
PHILADELPHIA, PA 19103                  (215) 665-8500
(215) 557-7488 x116

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        ________________________________

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by I-trax in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

            SEC registration fee                                      $  $373
            Printing and engraving expenses                             1,000
            Accounting fees and expenses                                6,000
            Attorneys' fees and expenses                                2,000
            Transfer agent's fees and expenses                          1,000
            Miscellaneous                                                 627
                                                                --------------

                     Total:                                         $  11,000



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its Certificate of Incorporation, and I-trax's Certificate of Incorporation contains such a provision, to the effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of his fiduciary duty as a director.

                                     -II-1-

I-trax's By-laws also provide that I-trax shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, I-trax's employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, I-trax's By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

ITEM 16. EXHIBITS

           NUMBER       EXHIBIT TITLE
           ------       -------------

            4.1* Convertible Promissory Note of I-trax, Inc. issued to Joseph Shamy and Greta Shamy JT on March 30, 2003.

            4.2* Warrant certificate of I-trax, Inc. issued to Joseph Shamy and Greta Shamy JT on March 30, 2003.

            4.3* Form of warrant certificate of I-trax, Inc. issued to each of Michael Steinberg and Barry Honing on June 2, 2003.

            5**         Opinion  of  Vice   President,   General   Counsel   and
                        Secretary.

            23.1**      Consent  of  Vice   President,   General   Counsel   and
                        Secretary. (Included in Exhibit 5.)

            23.2*       Consent of Goldstein Golub Kessler LLP.

            23.3*       Consent of PricewaterhouseCoopers LLP.

            24          Power of Attorney. (Included in signature page.)

         _____________________________
         *              Previously filed.
         **             Filed with this registration statement.

ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such

                                     -II-2-
indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                     -II-3-

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of this Registration Statement on Form S-3 and has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania on October 24, 2003.

                         I-TRAX, INC.

                         By:      /s/ Frank A. Martin
                                  -----------------------------
                                  Frank A. Martin, Chairman and
                                  Chief Executive Officer

                         By:      /s/ William S. Wheeler
                                  ------------------------
                                  William S. Wheeler, Chief Financial Officer
                                  (Principal Financial and Accounting Officer)

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated.

         Each person whose signature appears below in so signing also makes, constitutes and appoints Frank A. Martin and William S. Wheeler and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and any related registration statement (and any and all amendments and post-effective amendments thereto) contemplated by Rule 462 under the Securities Act of 1933, as amended, in each case with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.



Signature                                Title                                  Date
-------------------                      ---------------------------------      ----------------
/s/ Frank A. Martin                      Chairman, Chief Executive Officer,     October 24, 2003
-------------------                      President and Director
Frank A. Martin

*                                        Director                               October 24, 2003
-------------------
John Blazek

*                                        Director                               October 24, 2003
-------------------
David R. Bock

*                                        Director                               October 24, 2003
-------------------
Philip D. Green

*                                        Director                               October 24, 2003
------------------------
Dr. Michael M.E. Johns

*                                        Director                               October 24, 2003
------------------------
Dr. Arthur N. Leibowitz

*                                        Director                               October 24, 2003
------------------------
Dr. David Nash

*                                        Director                               October 24, 2003
------------------------
John R. Palumbo

                                     -II-4-



*                                        Director                               October 24, 2003
------------------------
R. Dixon Thayer

/s/ William S. Wheeler                   Director                               October 24, 2003
------------------------
William S. Wheeler


*By: Frank A. Martin, Attorney in Fact.
     ---------------


                                     -II-5-